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                                                                      Exhibit 12

PEABODY ENERGY
Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

                            Predecessor
                              Company
                            -----------

                              April 1,       May 20,                 Year       Year       Nine Months      Year        Six Months
                              1998 to       1998 to      Total      Ended       Ended        Ended          Ended         Ended
                              May 19,      March  31,    Fiscal    March 31,   March 31,   December 31,   December 31,   June 30,
                                1998          1999      1999 (1)      2000       2001          2001          2002          2003
                            -----------   -----------   --------   ---------   ---------   ------------   ------------   ----------
Income (Loss) Before
  Income Taxes and
  Minority Interests......  $     6,770   $     (534)   $  6,236   $ (7,398)   $ 152,894   $   29,000     $  78,804      $ (41,556)

Interest Expense..........        4,222       176,105    180,327     205,056     197,686       88,686       102,458          55,044

Interest Portion of
  Rental Expense..........        2,430        16,913     19,343      26,225      44,303       37,294        53,958          24,587
                            -----------   -----------   --------   ---------   ---------   ----------     ---------      ----------
Adjusted Earnings.........  $    13,422   $   192,484   $205,906   $ 223,883   $ 394,883   $  154,980     $ 235,220      $   38,075
                            ===========   ===========   ========   =========   =========   ==========     =========      ==========
Interest Expense..........  $     4,222   $  176,105    $180,327   $ 205,056   $ 197,686   $   88,686     $ 102,458      $   55,044
Interest Portion of
  Rental Expense..........        2,430       16,913      19,343      26,225      44,303       37,294        53,958          24,587
                            -----------   -----------   --------   ---------   ---------   ----------     ---------      ----------
Adjusted fixed charges....  $     6,652   $  193,018    $199,670   $231,281   $ 241,989    $  125,980     $ 156,416      $   79,631
                            ===========   ===========   ========   =========   =========   ==========     =========      ==========
Ratio of Earnings
to Fixed Charges..........         2.02          1.00       1.03        0.97        1.63         1.23          1.50            0.48
                            ===========   ===========   ========   =========   =========   ==========     =========      ==========

(1) For comparative purposes, we derived the "Total Fiscal 1999" column by adding the period from May 20, 1998 to March 31, 1999 with our predecessor company results for the period from April 1, 1998 to May 19, 1998. The effects of purchase accounting have not been reflected in the results of our predecessor company.